Exhibit 5.1

September 30, 2013

Stonegate Mortgage Corporation

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

Ladies and Gentlemen:

We have acted as counsel to Stonegate Mortgage Corporation, an Ohio corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (No. 333-191047) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of (i) the sale by the Company of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) (together, with additional shares of the Common Stock to be issued and sold by the Company upon the exercise of the underwriters’ option to purchase additional shares, the “Company Securities”), and (ii) the sale by the Selling Shareholders (as defined in the Underwriting Agreement defined below) of the number of shares of Common Stock set forth next to their respective names in the Registration Statement (the “Secondary Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Third Amended and Restated Articles of Incorporation of the Company, included as Exhibit 3.1 to the Registration Statement; and

(c) the form of underwriting agreement by and among the Company, the Selling Shareholders named in Schedule B thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and the several underwriters named in Schedule A thereto, included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Company Securities have been duly authorized by all necessary corporate action of the Company and, upon (i) due action of the pricing committee of the Board of Directors of the Company and (ii) the due issuance of the Company Securities against payment therefor in the manner described in the Underwriting Agreement, will be validly issued by the Company and fully paid and nonassessable. It is also our opinion that the Secondary Securities have been validly issued and fully paid and are nonassessable.

The foregoing opinion is limited to the internal laws of the State of Ohio and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of Common Stock” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Barnes & Thornburg LLP

Barnes & Thornburg LLP